UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):
October 22, 2014

CASH AMERICA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1600 West 7th Street
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:    (817) 335-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.          REGULATION FD DISCLOSURE

On October 22, 2014, Cash America International, Inc. (the “Company”) issued a press release announcing that its Board of Directors has approved the spin-off of its e-commerce segment, Enova International, Inc. (“Enova”), into an independent and separate publicly traded company. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 8.01.          OTHER EVENTS

On October 22, 2014, the Company’s Board of Directors approved the separation of Enova through a tax-free spin-off of approximately 80 percent of the outstanding shares of Enova to holders of the Company’s common stock. The distribution is expected to occur at 12:01 a.m., Eastern Time, on November 13, 2014. The Company’s shareholders will receive 0.915 shares of Enova common stock for every one share of Company common stock held at the close of business on November 3, 2014, which is the record date for the distribution. Fractional shares of Enova common stock will not be distributed. Any fractional shares of Enova common stock will be aggregated and sold in the open market, and the aggregate net proceeds of the sales will be distributed ratably in the form of cash payments to the Company’s shareholders of record who would otherwise be entitled to receive a fractional share of Enova common stock.  The completion of the distribution is subject to the satisfaction or waiver of a number of conditions, including the Registration Statement on Form 10 for Enova common stock being declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and certain other conditions described in the information statement included in the Enova Registration Statement on Form 10 that has been filed with the SEC.

Following the distribution of Enova common stock, Enova will be an independent, publicly traded company.  Enova has been approved to list its shares of common stock on the New York Stock Exchange under the symbol “ENVA.”

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

	Exhibit No.	Description
	99.1	Cash America International, Inc. press release dated October 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.

Date:	October 22, 2014	By:	/s/ J. Curtis Linscott
J. Curtis Linscott
Executive Vice President,
General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Cash America International, Inc. press release dated October 22, 2014